Exhibit 99.1

NANOPHASE TECHNOLOGIES ANNOUNCES THIRD QUARTER 2003 RESULTS

Romeoville, IL, October 22, 2003 – Nanophase Technologies Corporation (Nasdaq: NANX), a technology leader in nanomaterials and nanoengineered products, announced results for the third quarter. Based on the attached financial statements, the Company’s results are stated approximately as follows with earnings per share shown fully diluted.

For the quarter ending September 30, 2003, revenue totaled $1.24 million versus $1.25 million in the comparable period of 2002. Product sales were concentrated in personal care products and nanodispersions for polishing semiconductors and photomasks. The Company reported a net loss for the third quarter 2003 of $1.37 million, or $0.09/share, versus a loss of $1 million, or $0.07/share, for the comparable period of 2002. The increased loss was largely due to higher spending on R&D and travel to support the Company’s expanded business development efforts, and increased depreciation.

The Company noted that revenues for the first three quarters of 2003 were essentially the same as the equivalent period in 2002. Revenue growth has been hampered by continued softness in the manufacturing sector, which is affecting order rates from the Company’s existing customers, despite growth in new market areas.

“Lower than expected revenues in 2003 from established customers due to economic conditions have been largely offset with the growth in revenue from polishing markets,” stated Joseph Cross, Nanophase’s president and CEO. “Entering 2003, customer’s forecasts to Nanophase did not predict the softness that has occurred and will likely continue through the end of 2003. If forecasts had materialized, Nanophase would be approximately 20% above its 2002 revenue rate.

Comparing 2003 versus 2002 revenues through September 30 of each year, the Company noted that:

•	Sunscreen and daily wear nanomaterial orders were down approximately $430,000 on reduced sunscreen usage in the U.S. due to the cool summer in the Midwest and East, even though a key pharmaceutical and cosmetic customer introduced a major brand sunscreen line containing five new beachwear products.
•	Abrasion-resistant flooring nanomaterials orders were down $270,000 due to the customer entering Chapter 11 for asbestos claims, even though the customer has introduced another new line using the Company’s materials;
•	Catalytic converter sales were down $165,000 due to a reported 30% reduction in automobile sales for lines using the Company’s nanomaterials.
•	Revenues of nanomaterial dispersions for photomask polishing were down over 70% due to the softness in semiconductor manufacturing during the early part of 2003, but customers have informed the Company that demand is expected to grow in 2004 over its previous level in 2002.
•	Conversely, nanomaterial dispersions for semiconductor polishing have exceeded $800,000 year-to-date, largely covering the unexpected revenue decrease.

Cross continued, “Considering revenue growth and looking to 2004, current projections from existing customers are that most of these markets will return to normal order rates or increase from their former levels. Chemical Market Reporter is predicting that the global chemical industry, one of Nanophase’s primary markets, is expected to continue improving in 2004-2005. A parallel trend that we find encouraging is that an increasing number of companies, including chemical companies, are launching nanotechnology efforts and contacting Nanophase. This is manifested in the 70% increase, comparing 2003 versus 2002, of nanoengineered samples that have been requested for applications development. “

Operations and Engineering Continue to Excel

Cross stated that, “Operationally, the Company continues to perform and constantly improve. Productivity increased 16% during the last quarter for a total of 23% year-to-date. Utilization for the Company’s new NanoArc™ Synthesis reactors increased 33% with accompanying decreases in variable manufacturing cost. During the quarter, the Company introduced five new nanomaterials to its focus markets, all of which are in application development and evaluation. Quality performance remains exceptional with zero customer complaints and a customer service rate of 99.8%.”

Business Development Activities Remain Robust

“Continuing a view to 2004 and 2005, the Company’s business development and market introduction activities remain exceptionally robust and activity is increasing”, Cross stated. “Initiatives and product development in major markets – polishing, personal care, antimicrobial, abrasion-resistance, and catalysts – is especially high. During this last quarter and throughout 2003, we have been able to significantly expand our market attack, especially in the polishing markets, relative to future potential revenue growth. We are optimistic entering 2004. We plan to provide an overview of business development and market introduction activities during the quarterly conference call on October 23rd and encourage investors to attend.”

Adequate Capital

Nanophase noted that it has adequate capital for the current horizon. During the quarter the Company completed a private equity transaction with Grace Brothers, Ltd., for a gross equity investment of $2,000,000. Grace also has the right to purchase an additional 453,001 shares for an additional investment of $2,000,000.

Cross stated, “Grace Brothers demonstrates continuing confidence in Nanophase’s technology growth, technology leadership in nanomaterials, and application(s) development in target markets. Despite additional capital and increased spending for business development, sales, and R&D related to nanomaterial application development, the Company continues to monitor and control cash usage closely. Compared to the same period in 2002, organizational productivity has improved and the Company has been able to reduce its employee count by almost 10% through normal attrition while maintaining revenues and significantly increasing business development and sales activities.”

Nanophase has scheduled its normal quarterly conference call for October 23, 2003, at 10:00 CDT. The call may be accessed though the Company’s website, www.nanophase.com, and clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through October 30, 2003, by dialing 706-645-9291 and entering code 3124427, or by logging onto the Company’s website and following the above instructions.

Nanophase Technologies (NANX), www.nanophase.com, provides nanoengineered solutions of nanostructured materials for a variety of industrial product applications. Using patented and proprietary integrated nanotechnologies, the Company creates products with unique performance attributes. Nanophase Technologies currently owns or licenses 22 United States patents and patent applications, consisting of 8 owned United States patents, 8 owned United States patent applications, and 6 licensed United States patents. The Company also has 24 foreign patents and patent applications, consisting of 9 owned foreign patents and 15 owned foreign patent applications, all of which are counterparts to domestic filings covering its platform of nanotechnologies.

This press release contains words such as “expects”, “anticipates”, “plans”, “forecasts” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company’s future performance may differ materially from current expectations expressed in these forward-looking statements due to a variety of important factors such as: a customer’s decision to defer, cancel or otherwise modify a purchase order or supply agreement; demand for, and acceptance of, the Company’s nanocrystalline materials; changes in our development, supply and distribution relationships; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the Company’s mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; disruption of commercial activities and threats associated with terrorism and efforts to combat it; protection and validity of patent and other intellectual property rights; the cyclical nature of the Company’s business; the outcome of pending and future litigation and governmental proceedings; and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. The Company undertakes no obligation to update or revise these forward-lookingstatements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

ASSETS	September 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$725,910	$445,684
Investments	5,476,091	7,062,808
Trade accounts receivable, less allowance for doubtful accounts of $25,000 at September 30, 2003 and December 31, 2002	799,513	941,335
Other receivable, net	101,727	16,790
Inventories, net	841,530	981,834
Prepaid expenses and other current assets	228,558	747,042

Total current assets	8,173,329	10,195,493

Equipment and leasehold improvements, net	8,526,036	9,433,237
Other assets, net	475,642	384,240

	$17,175,007	$20,012,970

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$590,098	$1,283,554
Current portion of capital lease obligations	53,282	62,099
Accounts payable	432,362	480,789
Accrued expenses	874,437	989,000

Total current liabilities	1,950,179	2,815,442

Long-term debt, less current maturities	356,565	309,128
Long-term portion of capital lease obligations, less current maturities	17,663	55,435

	374,228	364,563

Contingent liabilities:	—	—

Stockholders' equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized; 15,725,305 and 15,137,877 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	157,253	151,379
Additional paid-in capital	58,990,035	56,658,080
Deferred stock compensation	(22,406)	(67,069)
Accumulated deficit	(44,274,282)	(39,909,425)

Total stockholders' equity	14,850,600	16,832,965

	$17,175,007	$20,012,970

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenue:
Product revenue, net	$1,149,500	$1,173,373	$3,720,477	$4,003,147
Other revenue	89,473	80,037	490,114	319,791

Total revenue	1,238,973	1,253,410	4,210,591	4,322,938

Operating expense:
Cost of revenue	1,166,853	1,084,863	3,947,823	3,781,583
Research and development expense	480,301	292,237	1,452,036	1,295,962
Selling, general and administrative expense	941,949	896,903	3,121,698	2,988,221

Total operating expense	2,589,103	2,274,003	8,521,557	8,065,766

Loss from operations	(1,350,130)	(1,020,593)	(4,310,966)	(3,742,828)
Interest income	12,874	51,959	54,263	113,136
Interest expense	(23,472)	(29,971)	(87,928)	(86,253)
Other, net	2,274	4,570	2,274	11,992

Loss before provision for income taxes	(1,358,454)	(994,035)	(4,342,357)	(3,703,953)
Provisions for income taxes	(7,500)	(1,750)	(22,500)	(39,223)

Net loss	$(1,365,954)	$(995,785)	$(4,364,857)	$(3,743,176)

Net loss per share—basic and diluted	$(0.09)	$(0.07)	$(0.29)	$(0.26)

Weighted average number of common shares outstanding	15,371,023	15,106,032	15,246,489	14,359,928